EXHIBIT 21. SUBSIDIARIES OF REGISTRANT
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The registrant owns 100% of the capital stock of the following subsidiaries:

Connective Strategies, Inc. (A Delaware Corporation)
GRETACODER Data Systems AG (A Switzerland Corporation)
SafeNet/Trusted Services Corporation (A Delaware Corporation)
SafeNet Secure Solutions, Inc. (A Delaware Corporation)